As filed with the Securities and Exchange Commission on September 12, 2013

Registration No. 333-190354

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMSCOPE HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	3663	27-4332098
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1100 CommScope Place, SE

Hickory, NC 28602

(828) 324-2200

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Frank B. Wyatt, II

Senior Vice President, General Counsel and Secretary

CommScope Holding Company, Inc.

1100 CommScope Place, SE

Hickory, NC 28602

(828) 324-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick H. Shannon Jason M. Licht Latham & Watkins LLP 555 Eleventh Street, NW Washington, DC 20004 (202) 637-2200	Arthur D. Robinson Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer	☒ Non-accelerated filer	☐ Smaller reporting company

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

CommScope Holding Company, Inc. is filing this Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-190354) to submit Exhibits 5.1, 10.18, 10.19, 10.20, 10.21, 10.22, 10.23, 10.24, 10.25, 10.26, 10.29, 10.30, 10.31, 10.32 and 23.1. Accordingly, this amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. No changes are being made to the prospectus or Items 13, 14, 15, or 17 of Part II to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The actual and estimated expenses in connection with this offering, all of which will be borne by us, are as follows:

SEC Registration Fee		$102,300
FINRA Filing Fee		113,000
Printing and Engraving Expense
Legal Fees
Accounting Fees
Blue Sky Fees
Stock Exchange Listing Fees
Transfer Agent Fee
Miscellaneous

Total	$

Item 14. Indemnification of Directors and Officers

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our amended and restated certificate of incorporation to be filed as an exhibit to this registration statement will provide that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breach of their fiduciary duties. However, nothing contained in such provision will eliminate or limit the liability of directors (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and our amended and restated bylaws will provide for indemnification of the officers and directors to the full extent permitted by applicable law.

In addition, we will enter into agreements to indemnify our directors and executive officers containing provisions, which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements may require us, among other things, to indemnify such persons against expenses, including attorneys’ fees, judgments, liabilities, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by us or in our right, that may arise by reason of their status or service as our director or executive officer and to advance expenses incurred by them in connection with any such proceedings. The proposed form of such indemnification agreement will be filed as Exhibit 10.22 to this Registration Statement.

The proposed form of Underwriting Agreement, to be filed by amendment to this Registration Statement, will provide for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

The information presented in this Item 15 does not give effect to the     -for-     stock split, which will occur with the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws immediately prior to this offering. Since June 30, 2010, we have granted to our directors, officers and employees options to purchase an aggregate of 3,274,988 shares of our common stock with per share exercise prices equal to $16.70, $17.20 or $26.70 under our equity incentive plan, which we refer to as the existing equity incentive plan.

Since June 30, 2010, 12 of our directors, officers and former employees have exercised options and purchased an aggregate of 167,305 shares of our common stock, net of exercise price and tax withholding, at per share prices equal to $7.93, $9.80, $11.71, $16.04, $16.20, $26.24, $26.63, $29.51, $29.67 or $30.42 under our existing equity incentive plan or our predecessor equity incentive plan.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. Individuals who purchased stock as described above represented their intention to acquire the stock for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules.

(A)	Exhibits

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

1.1*	Form of Underwriting Agreement

3.1*	Form of Amended and Restated Certificate of Incorporation of CommScope Holding Company, Inc.

3.2*	Form of Amended and Restated Bylaws of CommScope Holding Company, Inc.

4.1*	Form of Stock Certificate

4.2**	Indenture governing the 8.25% Senior Notes due 2019, among CommScope, Inc. as Issuer, the Guarantors named therein, and Wilmington Trust, National Association, as trustee, dated January 14, 2011

4.3**	Form of 8.25% Senior Note due 2019 (included in Exhibit 4.2)

4.4**	Indenture governing the 6.625% / 7.375% Senior PIK Toggle Notes due 2020, between CommScope Holding Company, Inc. as Issuer and Wilmington Trust, National Association, as trustee, dated May 28, 2013

4.5**	Form of 6.625% / 7.375% Senior PIK Toggle Note due 2020 (included in Exhibit 4.4)

5.1	Form of Opinion of Latham & Watkins LLP

10.1**	Revolving Credit and Guaranty Agreement, dated as of January 14, 2011, by and among CommScope Holding Company, Inc., CommScope, Inc., as Parent Borrower, the U.S. Co-Borrowers and European Co-Borrowers named therein, the Guarantors named therein, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as US Administrative Agent, and J.P. Morgan Europe Limited, as European Administrative Agent

10.2**	Amendment No. 1, dated as of March 9, 2012, among CommScope, Inc., as Parent Borrower, the US Borrowers, European Co-Borrowers and Guarantors named therein, the Lenders party thereto, JPMorgan Chase Bank, N.A., as U.S. Administrative Agent, and J.P. Morgan Europe Limited, as European Administrative Agent

10.3**	Revolving Credit Facility Pledge and Security Agreement, dated as of January 14, 2011, among CommScope, Inc. (as successor by merger to Cedar I Merger Sub, Inc.) and the additional Grantors party thereto, in favor of JPMorgan Chase Bank, N.A., as collateral agent and as administrative agent for the Secured Parties referred to therein

10.4**	Patent Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent

10.5**	Trademark Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent

10.6**	Copyright Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent

10.7**	Credit Agreement, dated as of January 14, 2011, among CommScope, Inc. (as successor by merger to Cedar I Merger Sub, Inc.), as Borrower, CommScope Holding Company, Inc., the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.8**	Amendment Agreement, dated as of March 7, 2012, among CommScope, Inc., as Borrower, CommScope Holding Company, Inc., the subsidiary guarantors party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent

10.9**	Amendment Agreement, dated as of March 8, 2013, among CommScope, Inc., as Borrower, CommScope Holding Company, Inc., the subsidiary guarantors party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent

10.10**	Term Loan Credit Facility Pledge and Security Agreement, dated as of January 14, 2011, among CommScope, Inc. (as successor by merger to Cedar I Merger Sub, Inc.) and the additional Grantors party thereto, in favor of JPMorgan Chase Bank, N.A., as collateral agent and as administrative agent for the Secured Parties referred to therein

10.11**	Patent Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent

10.12**	Trademark Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent

10.13**	Copyright Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent

10.14**	Holdings Guaranty, dated as of January 14, 2011, by CommScope Holding Company, Inc. in favor of the Secured Parties referred to therein

10.15**	Subsidiary Guaranty, dated as of January 14, 2011, from the Subsidiary Guarantors named therein in favor of the Secured Parties referred to therein

10.16**	Intercreditor Agreement, dated as of January 14, 2011, by and among CommScope Inc., CommScope Holding Company, Inc., certain Subsidiaries party thereto as a Guarantor, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the holders of Revolving Credit Obligations, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the holders of Initial Fixed Asset Obligations

10.17*	Form of Amended and Restated Stockholders Agreement

10.18	Amended and Restated Employment Agreement between Frank M. Drendel and CommScope, Inc., dated January 14, 2011, as amended on September 12, 2013

10.19	Employment Agreement between Randall W. Crenshaw and CommScope, Inc., dated January 14, 2011, as amended on September 12, 2013

10.20	Employment Agreement between Marvin S. Edwards, Jr. and CommScope, Inc., dated January 14, 2011, as amended on September 12, 2013

10.21	Form of Amended and Restated Severance Protection Agreement between the Company and certain executive officers

10.22	Form of Indemnification Agreement

10.23	Andrew Corporation Management Incentive Program, dated November 18, 1999, as amended May 12, 2003, May 14, 2004 and January 22, 2008

10.24	Amended and Restated CommScope, Inc. 1997 Long-Term Incentive Plan (as amended and restated effective May 7, 2004)

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.25	Amended and Restated CommScope, Inc. 2006 Long Term Incentive Plan (as amended and restated effective February 28, 2007)

10.26	Amended and Restated CommScope Holding Company, Inc. 2011 Incentive Plan (as amended and restated effective February 19, 2013)

10.27*	CommScope Holding Company, Inc. 2013 Incentive Plan

10.28*	CommScope Holding Company, Inc. 2013 Executive Incentive Plan

10.29	CommScope, Inc. Annual Incentive Plan (as amended effective March 24, 2009)

10.30	Amended and Restated CommScope, Inc. Supplemental Executive Retirement Plan (as amended and restated effective April 9, 2009)

10.31	Forms of Stock Option Award Agreement under the Amended and Restated CommScope Holding Company, Inc. 2011 Incentive Plan

10.32	First Amendment, dated January 12, 2011, to Amended and Restated CommScope, Inc. Supplemental Executive Retirement Plan

21.1**	List of Subsidiaries

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2**	Consent of Ernst & Young LLP

24.1**	Powers of Attorney (included in the signature pages to this registration statement)

*	To be filed by amendment.
**	Previously filed.

(B)	Financial Statement Schedules

Schedule I

Parent Company only Financial Statements required to be filed under this item are set forth in Item 8 of this Registration Statement.

Schedule II—Valuation and Qualifying Accounts

Certain information required in Schedule II, Valuation and Qualifying Accounts, has been omitted because equivalent information has been included in the financial statements included in this Registration Statement.

Other financial statement schedules have been omitted because they either are not required, are immaterial or are not applicable.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of us in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake that:

(i)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hickory, state of North Carolina, on September 12, 2013.

COMMSCOPE HOLDING COMPANY, INC.

By:	/s/ Marvin S. Edwards, Jr.
Marvin S. Edwards, Jr.
President, Chief Executive Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Marvin S. Edwards, Jr. Marvin S. Edwards, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	September 12, 2013

/s/ Mark A. Olson Mark A. Olson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 12, 2013

/s/ Robert W. Granow Robert W. Granow	Vice President and Corporate Controller (Principal Accounting Officer)	September 12, 2013

* Frank M. Drendel	Director and Chairman of the Board	September 12, 2013

* Marco De Benedetti	Director	September 12, 2013

* Peter J. Clare	Director	September 12, 2013

* Campbell R. Dyer	Director	September 12, 2013

* Stephen C. Gray	Director	September 12, 2013

* L. William Krause	Director	September 12, 2013

* Claudius E. Watts IV	Director	September 12, 2013

* By:	/s/ Frank B. Wyatt, II
Frank B. Wyatt, II Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

1.1*	Form of Underwriting Agreement

3.1*	Form of Amended and Restated Certificate of Incorporation of CommScope Holding Company, Inc.

3.2*	Form of Amended and Restated Bylaws of CommScope Holding Company, Inc.

4.1*	Form of Stock Certificate

4.2**	Indenture governing the 8.25% Senior Notes due 2019, among CommScope, Inc. as Issuer, the Guarantors named therein, and Wilmington Trust, National Association, as trustee, dated January 14, 2011

4.3**	Form of 8.25% Senior Note due 2019 (included in Exhibit 4.2)

4.4**	Indenture governing the 6.625% / 7.375% Senior PIK Toggle Notes due 2020, between CommScope Holding Company, Inc. as Issuer and Wilmington Trust, National Association, as trustee, dated May 28, 2013

4.5**	Form of 6.625% / 7.375% Senior PIK Toggle Note due 2020 (included in Exhibit 4.4)

5.1	Form of Opinion of Latham & Watkins LLP

10.1**	Revolving Credit and Guaranty Agreement, dated as of January 14, 2011, by and among CommScope Holding Company, Inc., CommScope, Inc., as Parent Borrower, the U.S. Co-Borrowers and European Co-Borrowers named therein, the Guarantors named therein, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as US Administrative Agent, and J.P. Morgan Europe Limited, as European Administrative Agent

10.2**	Amendment No. 1, dated as of March 9, 2012, among CommScope, Inc., as Parent Borrower, the US Borrowers, European Co-Borrowers and Guarantors named therein, the Lenders party thereto, JPMorgan Chase Bank, N.A., as U.S. Administrative Agent, and J.P. Morgan Europe Limited, as European Administrative Agent

10.3**	Revolving Credit Facility Pledge and Security Agreement, dated as of January 14, 2011, among CommScope, Inc. (as successor by merger to Cedar I Merger Sub, Inc.) and the additional Grantors party thereto, in favor of JPMorgan Chase Bank, N.A., as collateral agent and as administrative agent for the Secured Parties referred to therein

10.4**	Patent Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent

10.5**	Trademark Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent

10.6**	Copyright Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent

10.7**	Credit Agreement, dated as of January 14, 2011, among CommScope, Inc. (as successor by merger to Cedar I Merger Sub, Inc.), as Borrower, CommScope Holding Company, Inc., the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.8**	Amendment Agreement, dated as of March 7, 2012, among CommScope, Inc., as Borrower, CommScope Holding Company, Inc., the subsidiary guarantors party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent

10.9**	Amendment Agreement, dated as of March 8, 2013, among CommScope, Inc., as Borrower, CommScope Holding Company, Inc., the subsidiary guarantors party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent

10.10**	Term Loan Credit Facility Pledge and Security Agreement, dated as of January 14, 2011, among CommScope, Inc. (as successor by merger to Cedar I Merger Sub, Inc.) and the additional Grantors party thereto, in favor of JPMorgan Chase Bank, N.A., as collateral agent and as administrative agent for the Secured Parties referred to therein

10.11**	Patent Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent

10.12**	Trademark Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent

10.13**	Copyright Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent

10.14**	Holdings Guaranty, dated as of January 14, 2011, by CommScope Holding Company, Inc. in favor of the Secured Parties referred to therein

10.15**	Subsidiary Guaranty, dated as of January 14, 2011, from the Subsidiary Guarantors named therein in favor of the Secured Parties referred to therein

10.16**	Intercreditor Agreement, dated as of January 14, 2011, by and among CommScope Inc., CommScope Holding Company, Inc., certain Subsidiaries party thereto as a Guarantor, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the holders of Revolving Credit Obligations, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the holders of Initial Fixed Asset Obligations

10.17*	Form of Amended and Restated Stockholders Agreement

10.18	Amended and Restated Employment Agreement between Frank M. Drendel and CommScope, Inc., dated January 14, 2011, as amended on September 12, 2013

10.19	Employment Agreement between Randall W. Crenshaw and CommScope, Inc., dated January 14, 2011, as amended on September 12, 2013

10.20	Employment Agreement between Marvin S. Edwards, Jr. and CommScope, Inc., dated January 14, 2011, as amended on September 12, 2013

10.21	Form of Amended and Restated Severance Protection Agreement between the Company and certain executive officers

10.22	Form of Indemnification Agreement

10.23	Andrew Corporation Management Incentive Program, dated November 18, 1999, as amended May 12, 2003, May 14, 2004 and January 22, 2008

10.24	Amended and Restated CommScope, Inc. 1997 Long-Term Incentive Plan (as amended and restated effective May 7, 2004)

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.25	Amended and Restated CommScope, Inc. 2006 Long Term Incentive Plan (as amended and restated effective February 28, 2007)

10.26	Amended and Restated CommScope Holding Company, Inc. 2011 Incentive Plan (as amended and restated effective February 19, 2013)

10.27*	CommScope Holding Company, Inc. 2013 Incentive Plan

10.28*	CommScope Holding Company, Inc. 2013 Executive Incentive Plan

10.29	CommScope, Inc. Annual Incentive Plan (as amended effective March 24, 2009)

10.30	Amended and Restated CommScope, Inc. Supplemental Executive Retirement Plan (as amended and restated effective April 9, 2009)

10.31	Forms of Stock Option Award Agreement under the Amended and Restated CommScope Holding Company, Inc. 2011 Incentive Plan

10.32	First Amendment, dated January 12, 2011, to Amended and Restated CommScope, Inc. Supplemental Executive Retirement Plan

21.1**	List of Subsidiaries

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2**	Consent of Ernst & Young LLP

24.1**	Powers of Attorney (included in the signature pages to this registration statement)

*	To be filed by amendment.
**	Previously filed.